UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2012

NEUROLOGIX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-13347	06-1582875
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Bridge Plaza, Fort Lee, New Jersey	07024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 592-6451

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Global Resource Partners, Inc. Limited Engagement Agreement

Neurologix, Inc. (the “Company”) entered into a limited engagement agreement (the “Agreement”), on February 14, 2012, with Global Resource Partners, Inc. (“GRP Inc.”). By its terms, the Agreement is dated February 8, 2012, with services commencing retroactively from February 10, 2012.

Under the terms of the Agreement, GRP Inc. shall provide to the Company, on a non-exclusive basis, consulting and financial advisory services on a month-to-month basis, terminable upon five days written notice. GRP, Inc. shall, among other things, provide consulting services similar in nature and scope to that of the Company’s Acting Chief Financial Officer, assist the Company in preparing financial models and other similar confidential information schedules, and assist the Company with its capital sourcing objectives. GRP, Inc. shall receive a reduced fee of $10,000 per month. GRP, Inc. and the Company agree to indemnify and hold each other harmless from and against any and all losses, claims, damages or liabilities to which either party may become subject to under any statute or the common law or otherwise arising out of the subject matter of the Agreement, unless such losses result from such party’s recklessness or gross negligence.

The preceding summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Limited Engagement Agreement, entered into by the Company on February 14, 2012, by and between the Company and Global Resource Partners, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROLOGIX, INC.

Date: February 16, 2012	By:	/s/ Reginald L. Hardy
Name: Reginald L. Hardy
Title: Director and Vice President